 INDEPENDENT AUDITOR'S CONSENT We consent to incorporation by reference in this Registration Statement of Hancock Holding Company on Form S-8 of our report dated January 18, 2000, which is incorporated by reference in the Annual Report on Form 10-K of Hancock Holding Company for the year ended December 31, 1999.
/s/ Deloitte & Touche LLP
Deloitte &  Touche LLP
New Orleans, Louisiana
January 8, 2001